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Exhibit 11

                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                 Computation of Earnings Per Common Share (EPS)
                      (in thousands, except per share data)


                                                                   Three Months Ended             Six Months Ended
                                                                       June 30,                       June 30,
                                                                -----------------------        -------------------------
                                                                   1999          1998             1999           1998
                                                                ----------    ---------        ----------      ---------
Basic Earnings:

Net income                                                        $ 4,878       $ 8,106          $ 32,685      $ 28,512
                                                                ==========    =========        ==========      ========
Shares
  Weighted average number of common
    shares outstanding                                             90,890        88,824            90,709        88,466
                                                                ==========    =========        ==========      ========

    Basic earnings per common share                                $ 0.05        $ 0.09            $ 0.36        $ 0.32
                                                                ==========    =========        ==========      ========


Diluted Earnings (a):

Net income                                                        $ 4,878       $ 8,106          $ 32,685      $ 28,512
                                                                ==========    =========        ==========      ========

Shares
  Weighted average number of common
    shares outstanding                                             90,890        88,824            90,709        88,466
  Additional shares assuming conversion of
    stock options and stock warrants                                  183         1,094               267         1,050
                                                                ----------    ---------        ----------      ---------
  Average common shares outstanding
    as adjusted                                                    91,073        89,918            90,976        89,516
                                                                ==========    =========        ==========      ========

    Diluted earnings per common share                              $ 0.05        $ 0.09            $ 0.36        $ 0.32
                                                                ==========    =========        ==========      ========


(a) The $345,000,000 of 5.0% Convertible Subordinated Notes due 2007 that are convertible into 8,712,121 shares at $39.60 per share were outstanding during the three and six months ended June 30, 1999 and 1998 but were not included in the computation of diluted EPS because the impact was anti-dilutive.